UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 18, 2024

Loop Media, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41508	47-3975872
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2600 West Olive Avenue, Suite 54470 Burbank, CA	91505
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 436-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	LPTV	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 18, 2024 (the “Issue Date”), Loop Media, Inc., a Nevada corporation (the “Company”), issued a Convertible Promissory Note to the Joseph G. Bellino Trust Dated November 30, 2023 (the “Holder”), in the principal amount of $2,000,000.00 (the “Convertible Note”). The Convertible Note accrues interest at thirty percent (30%) per annum, and unless converted into common stock of the Company, par value $0.0001 per share (the “Common Stock”), the entire principal amount of the Convertible Note, plus accrued and unpaid interest, will be due and payable by the Company on the date that is twelve (12) months after the Issue Date (the “Maturity Date”). The Convertible Note is guaranteed personally by the Company’s Executive Chairman of its Board of Directors, Bruce A. Cassidy.

The Holder shall have the right, at any time on or following the Issue Date, to convert all or any portion of the principal and interest due on the date of conversion into shares of Common Stock at a conversion price that is seventy percent (70%) of the lowest volume-weighted average price of the Common Stock on any trading day during the ten (10) trading days prior to the respective conversion date, provided, however, that the Holder and its affiliates may not own greater than 4.99% of the Company’s outstanding shares of Common Stock at any time, as set forth in the Convertible Note.

The Convertible Note may be prepaid prior to the Maturity Date, subject to a prepayment fee equal to the aggregate and actual amount of interest remaining to be paid through the Maturity Date.

The Convertible Note contains customary representations and warranties by the Company, and provides for certain standard events of defaults, including but not limited to: (i) the failure to pay timely any of the principal or accrued interest due under the Convertible Note or in connection with any other indebtedness on the date the same becomes due and payable; (ii) the occurrence of a default that is not cured in performance of any material covenant or material agreement under the Convertible Note or in connection with any other indebtedness; (iii) the adoption by the Company’s Board of Directors or shareholders of a resolution for the liquidation, dissolution or winding up of the Company; (iv) the filing of any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or (v) the entry of a decree or an order for relief by a court having jurisdiction against or with respect to the Company in an involuntary case under the federal bankruptcy laws or any state insolvency or similar laws ordering: (a) the liquidation of the Company; (b) a reorganization of the Company or the Company’s business and affairs; or (c) the appointment of a receiver, liquidator, assignee, custodian, trustee, or similar official for the Company or any of the Company’s property; and, in any such event, the failure to have such decree, order or appointment discharged or dismissed within sixty (60) days from the date of entry.

The Company received the purchase price of $2,000,000 under the Convertible Note on October 21, 2024, and intends to use the proceeds from the Convertible Note for general working capital purposes.

The Company is currently in negotiations with its senior lender under its revolving loan facility in existence prior to the Issue Date (the “A/R Facility”) regarding the terms of a subordination agreement to which the Holder is to become a party, and under which payment of the Convertible Note would become subordinated to the Company’s obligations under the A/R Facility.  Failure to come to terms and to enter into a subordination agreement may cause the Company to be in default with its senior lender, which would allow the holder of such indebtedness to exercise remedies as a secured lender. Such a default could also trigger cross-defaults under certain other loan agreements, as previously disclosed in the Company’s Current Reports on Form 8-K, and the acceleration of such indebtedness, including that under the Convertible Note. Upon such a default, cross-default and acceleration, the Company would not have the funds to pay all amounts outstanding and coming due.

The foregoing description of the Convertible Note is not complete and is qualified in its entirety by reference to the full text of the Convertible Note, the form of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Convertible Note is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Convertible Note issued by the Company in favor of the Holder, dated October 18, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 24, 2024	LOOP MEDIA, INC.

	By:	/s/ Justis Kao
Justis Kao, Chief Executive Officer